Exhibit (a) (14)

                       OFFER TO PURCHASE SUPPLEMENT NO. 2

                              Dated August 26, 2003

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This Offer to Purchase Supplement No. 2 amends and supplements, as of August 26,
 2003, the Offer to Purchase, dated July, 28, 2003 (the "Offer to Purchase") as amended and supplemented, which describes the offer by RCS MediaGroup S.p.A. to purchase all outstanding American Depositary Shares representing Ordinary Shares of Fila Holding S.p.A for $1.12 net in cash per American Depositary Share without interest. All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Offer to Purchase. The Offer to Purchase, any amendments and supplements thereto and all related documents have been filed with the United States Securities and Exchange Commission (SEC)
            and may be obtained from the SEC website at www.sec.gov.

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The Offer to Purchase is hereby amended and supplemented as set forth below.

1. "SPECIAL FACTORS - 2. POSITION OF THE FILA BOARD REGARDING FAIRNESS OF THE OFFER." is amended and supplemented to add the following new paragraph after the subheading "Uncertainty of the stock market":

"As a result of the Sale which effectively transferred all of Fila's operating businesses, other traditional valuation factors including the net book value of the assets of Fila, the going concern value of the assets of Fila and the purchase price of prior purchases of Fila equity by RCS were deemed by the Board of Directors of Fila not to be relevant in the consideration of the fairness of the Offer from a financial point of view."

2. "SPECIAL FACTORS - 7. CERTAIN EFFECTS OF THE OFFER" is amended and supplemented to add the following new paragraph to the end of this Section:

"Other. If Fila ADSs are acquired pursuant to the Offer, the interest of RCS in Fila's net book value and net income or loss would increase proportionately to the extent of the number of Fila ADSs acquired. If all Fila ADSs are acquired by RCS pursuant to the Offer and all outstanding ordinary shares of Fila not owned by RCS are acquired by RCS in the Italian Offer, RCS' direct interest in Fila's net book value and net income (loss) will increase to 100% and Fila will become a wholly owned subsidiary of RCS."

3. The caption "CERTAIN CONDITIONS OF THE OFFER" under "THE TENDER OFFER" is amended by deleting such caption and replacing it with "MATERIAL CONDITIONS OF THE OFFER."

4. "THE TENDER OFFER - 11. CERTAIN CONDITIONS OF THE OFFER" is amended and supplemented by deleting clause (B) in the first sentence of the first paragraph in its entirety and replacing it with the following:

"(B) if at any time on or before the Expiration Date, any of the following events shall have occurred and be continuing:"

5. "THE TENDER OFFER - 11. CERTAIN CONDITIONS OF THE OFFER" is amended and supplemented by deleting the first sentence of the last paragraph of the section and replacing it with the following sentence:

"The foregoing tender offer conditions are for the benefit of RCS. RCS may assert or waive any of the above tender offer conditions in its reasonable discretion."

6. "THE TENDER OFFER - 11. CERTAIN CONDITIONS OF THE OFFER" is amended and supplemented by adding the phrase "prior to the Expiration Date" to the end of the last sentence of the last paragraph.

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   Holders of Fila ADSs are reminded that the Offer and the related withdrawal rights will expire at 12:00 midnight, New York City time, on Friday September 5,
                       2003, unless the Offer is extended.

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     THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ADEQUACY OR ACCURACY
    OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

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  THE DISTRIBUTION OF OFFER MATERIALS AND THE TRANSACTIONS CONTEMPLATED BY THE
  OFFER MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE OF THE UNITED STATES. THE OFFER MATERIALS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION
     WITH, AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE SUCH OFFERS OR
                     SOLICITATIONS ARE NOT PERMITTED BY LAW.

      THE OFFER MATERIALS MAY NOT BE DISTRIBUTED TO PERSONS RESIDING IN ANY
                   JURISDICTION OUTSIDE OF THE UNITED STATES.

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